UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2016

IMMUNE PHARMACEUTICALS INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36602	52-1841431
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

430 East 29th Street, Suite 940, New York, NY	10016
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (646) 440-9310

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(d)

On February 2, 2016, the Board of Directors (the “Board”) of Immune Pharmaceuticals Inc. (the “Company”) appointed Mr. John A. Neczesny, effective immediately, as an independent director to fill the vacancy created by the resignation of Mr. Rene-Pierre Azria from the Board on December 3, 2015, and to hold office as a Class III director until the next annual meeting of stockholders to be held in 2016 and until his successor is duly elected and qualified. Mr. Neczesny will serve as the member of the Audit and Compensation Committees of the Board.

With the appointment of Mr. Neczesny, an independent director, to the Board and the Company's Audit and Compensation Committees, the Company was notified by The NASDAQ Stock Market LLC that the Company complies with the requirements for continued listing on The NASDAQ Capital Market set forth in Listing Rules 5605(b)(1), 5605(c)(2) and 5605(d)(5) of The NASDAQ Stock Market LLC.

In connection with his appointment, Mr. Neczesny shall receive an annual cash compensation of $40,000. In addition, Mr. Neczesny was granted options to purchase 50,000 shares of common stock of the Company, to vest immediately and options to purchase 40,000 shares of common stock to vest quarterly over a one year term.

There are no arrangements or understandings between Mr. Neczesny and any other person pursuant to which he was selected as a director. The Company is not aware of any transaction in which Mr. Neczesny has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNE PHARMACEUTICALS INC.

Dated: February 4, 2016	By:	/s/ Daniel G. Teper
		Name:	Daniel G. Teper
		Title:	Chief Executive Officer